SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒ Soliciting Material under §240.14a-12

INTER-TEL (DELAWARE), INCORPORATED
(Name of Registrant as Specified In Its Charter)

STEVEN G. MIHAYLO SUMMIT GROWTH MANAGEMENT LLC THE STEVEN G. MIHAYLO TRUST
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Steven G. Mihaylo has mailed the following letter to stockholders of Inter-Tel (Delaware), Incorporated:

STEVEN G. MIHAYLO

P.O. Box 19790

Reno, Nevada 89511

June 21, 2007

Dear Fellow Inter-Tel Shareholder,

At the June 29, 2007 Special Meeting of Stockholders, you are being asked to make a critical decision regarding your investment in Inter-Tel. I firmly believe the Mitel merger proposal leaves money on the table and I urge you to maximize your investment as a shareholder by voting AGAINST the Mitel merger which, in my view, undervalues the Company. The facts as I see them are fairly simple: there was no auction process conducted that may have elicited a higher bid and, in my view, the value proposed by Mitel does not reflect the value of the Company in which you invested. Let me be clear, I am not opposed to a sale of the Company and if Mitel or another bidder offers what I believe is a fair price I will gladly support it.

Absent a higher bid from Mitel or another interested party prior to the Stockholder Meeting, I strongly urge you to join me in betting on the future success of Inter-Tel. I have consistently expressed my belief that the recapitalization proposal I have put forth with the assistance of my bankers, RBC Capital Markets, demonstrates that based on certain assumptions underlying the analysis, the proposed recapitalization would provide stockholders with a blended rate that is 14% higher than the value being offered to you in the Mitel merger1 – I urge you not to sell your stock through the Mitel merger!

I am not alone in my opposition to this transaction. Another significant shareholder, Millenium Management LLC, has opined through public filings that in its view, the process was flawed, the proposed purchase price fails to value Inter-Tel adequately, and the recapitalization plan likely offers superior value to shareholders.2 In addition, a leading proxy advisory firm has rejected the Company’s proposal and recommends that you vote AGAINST the Mitel merger.

INSTITUTIONAL SHAREHOLDER SERVICES (ISS) RECOMMENDS AGAINST ADOPTION OF THE MITEL MERGER AGREEMENT

Institutional Shareholder Services (ISS), one of the nation’s leading independent proxy advisors, has recommended that Inter-Tel stockholders vote AGAINST the proposal to adopt the merger agreement, and AGAINST the proposal to adjourn the Special Meeting if necessary to solicit additional votes in favor of the merger. Major institutional investors, mutual funds, pension plans and other fiduciaries frequently take into account ISS’s objective analysis in deciding how to cast their votes.

In its report, ISS noted that “our review of the proxy filings suggests that the company did not undertake a full auction process.”3 The report went on to state:

1

For a description of the assumptions made, please refer to the preliminary proxy I filed with the Securities and Exchange Commission on June 8, 2007 which can be obtained as described at the end of this letter. I urge you to read the proxy statement in its entirety.

2	Permission to use cited statements was neither sought nor obtained.
3	Permission to use quoted material was neither sought nor obtained.

“Our discussions with the management and review of the historical projected financials (included in the fairness opinion) does not indicate an impending need for sale. Although the management contends that its projections may be overly optimistic and do not necessarily reflect company’s growth potential, we note that UBS used the same projections to ascertain if the proposed merger was fair for shareholders.”4

Don’t be fooled by the Company’s rhetoric – I firmly believe there was not an adequate process nor an adequate opportunity for potential bidders to come forward before the agreed upon $20MM break-up fee – effectively a .75 cent per share penalty to any buyer – and there are other alternatives. To that end, I fully support the conclusion reached by ISS and hope that you will too:

“Based on our review of the terms of the transaction, in particular, the relatively low 7.6 percent 1-day offer premium, the flawed sale process, lack of an imminent reason to sell the company without conducting a proper sale process, and valuation, we believe that the merger agreement does not warrant shareholder support.”5

In addition to ISS’s recommendation, I am also pleased to inform you that Royal Bank of Canada and RBC Capital Markets have committed a total of $255 million to finance my proposed recapitalization plan subject to customary closing conditions similar to those contained in the Mitel financing commitments. I am hopeful that this commitment will allay any concerns you might have had concerning my recapitalization proposal, as I believe it further demonstrates its financeability and assures that asset sales will not be necessary.

I again urge you to maximize the value of my investment and yours. Send a message to the Inter-Tel Board that you believe the current merger price is undervalued – VOTE AGAINST THE MITEL PROPOSAL!

Thank you in advance for your support.

Very Truly Yours,

/s/ Steven G. Mihaylo______________

STEVEN G. MIHAYLO

Mr. Mihaylo intends to send you proxy materials shortly. Once you receive Mr. Mihaylo’s proxy material, you can vote “AGAINST”

the merger on the proxy card furnished by Mr. Mihaylo. Until then,

Mr. Mihaylo urges you to oppose the merger. You can do so either by simply not returning the Company’s proxy card since a failure to vote has the same effect as a vote against the merger or by voting

“AGAINST” the Merger on the Company’s proxy card.

4	Permission to use quoted material was neither sought nor obtained.
5	Permission to use quoted material was neither sought nor obtained.

If you have any questions, please contact MacKenzie Partners, Inc.,

the firm assisting Mr. Mihaylo in the solicitation of proxies:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

TOLL FREE: (800) 322-2885

or

CALL COLLECT: (212) 929-5500

proxy@mackenziepartners.com

Participant Legend

Shareholders are advised to read the proxy statement and other documents related to the solicitation of proxies filed by Steven Mihaylo for use at the June 29, 2007 Special Meeting of Shareholders because they contain important information. The preliminary proxy statement was filed on June 8, 2007, and along with other relevant documents, is available at no charge at the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting MacKenzie Partners, Inc. by telephone at (800) 322-2885 or by e-mail at proxy@mackenziepartners.com. Information relating to the participants in the solicitation of proxies by Mr. Mihaylo is contained in the preliminary proxy statement filed by Mr. Mihaylo with the Securities and Exchange Commission and can be obtained as described above.

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